EXHIBIT 10.2

                     __, 2011

China Growth Equity Investment Ltd.
A12 Jianguomenwai Avenue
NCI Tower, Suite 1602
Beijing, PRC 100022

Deutsche Bank Securities Inc.
300 South Grand Avenue
Los Angeles, California 90071

Re:	Initial Public Offering

Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “ Underwriting Agreement ”) to be entered into by and between China Growth Equity Investment Ltd., a Cayman Islands limited life exempted company (the “ Company ”), and Deutsche Bank Securities Inc., as representative of the several underwriters (the “ Underwriters ”), relating to an underwritten initial public offering (the “ Offering ”) of 6,000,000 of the Company’s units (the “ Units ”), each comprised of one of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”), and one warrant exercisable for one Ordinary Share (each, a “ Warrant ”). The Units sold in the Offering shall be quoted and traded on the Nasdaq Capital Market pursuant to a registration statement on Form S-1 and prospectus (the “ Prospectus ”) filed by the Company with the Securities and Exchange Commission (the “ Commission ”). Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company and Deutsche Bank Securities Inc. as follows:

1. The Undersigned agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it (i) shall vote all of the undersigned’s shares in accordance with the majority of the votes cast by the Public Stockholders and (ii) shall vote any shares acquired by it in the Offering or the secondary public market in favor of such proposed Business Combination.

2. The Undersigned hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Offering, the Undersigned shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount including interest then on deposit in the Trust Account, but net of any taxes payable, divided by the number of Public Shares then outstanding, and (iii) as promptly as reasonably possible following such redemption, dissolve and liquidate, subject in each case to the Company’s obligations under the laws of the Cayman Islands to provide for claims of creditors and other requirements of applicable law.

[For Initial Shareholders Only]

3. The Undersigned acknowledges that he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the undersigned’s shares. The Undersigned hereby further waives, with respect to any Ordinary Shares, any redemption rights it may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Undersigned shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares (other than the Founder Shares) it holds if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Offering).

4. In the event of the liquidation of the Trust Account, the Undersigned agrees, jointly and severally, to indemnify and hold harmless, jointly and severally, the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement with (a “ Target ”); provided , however , that such indemnification of the Company shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $9.95 per Ordinary Share sold in the Offering (the “ Offering Shares ”) (or approximately $9.92 per Offering Share if the underwriters’ over-allotment option, as described in the Prospectus, is exercised in full, or such pro rata amount in between $9.92 and $9.95 per Offering Share that corresponds to the portion of the over-allotment option that is exercised), and provided , further , that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Undersigned shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Undersigned shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Undersigned shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Undersigned, the Undersigned notifies the Company in writing that the Undersigned shall undertake such defense.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 900,000 shares of the Ordinary Shares (as described in the Prospectus), the Initial Shareholder agrees to return its pro rata portion of the 225,000 shares held by such shareholder.

6. (a) In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, the Undersigned agrees that until the earliest of the Company’s initial Business Combination, liquidation or such time as the Undersigned ceases to be an officer, director or shareholder of the Company, he, she or it shall present to the Company for its consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to the Company, subject to any pre-existing fiduciary or contractual obligations the Undersigned might have.

    (b) The Undersigned understands that the Company may effect a Business Combination with a single target business or multiple target businesses simultaneously and agrees that he shall not participate in the formation of, or become an officer or director of, any blank check company until the Company has entered into a definitive agreement regarding its initial Business Combination or the Company has failed to complete an initial Business Combination within 24 months from the closing of the Offering; provided , however , that nothing contained herein shall override the Undersigned’s fiduciary obligations to any entity with which he is currently directly or indirectly associated or affiliated or by whom he is currently employed.

    (c) The Undersigned hereby agrees and acknowledges that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Undersigned of his obligations under paragraphs 6(a) and/or 6(b) herein, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

[Applies to the Initial Shareholder]

7. (a) Until one year after the completion of the Company’s initial Business Combination (such applicable period being the “ Lock-Up Period ”), the Undersigned shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to the Undersigned’s Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned’s Shares, whether any such transaction is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).  Not withstanding the foregoing, (i) 50% of the Undersigned’s Shares shall be released from the Lock-Up Period if  the last sales price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, and (ii) 50% of the Undersigned’s Shares shall be released from the Lock-Up Period if  the last sales price of the Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period.

[Applies to the sponsor who purchases warrants]

    (b) Until 30 days after the completion of the Company’s initial Business Combination (“Lock-Up Period ”), the Undersigned shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, with respect to the Undersigned’s Warrants and the respective Ordinary Shares underlying the Undersigned’s Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned’s Warrants and the respective Ordinary Shares underlying the Undersigned’s Warrants, whether any such transaction is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

[Applies to all officers, directors and initial shareholders]

During the period commencing on the date of the Underwriting Agreement and ending 180 days after the consummation of the Offering, the undersigned shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with respect to, any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

    (c) Notwithstanding the provisions of paragraphs 7(a), 7(b) and 7(c) herein, the Undersigned may transfer the Undersigned’s Shares and/or Undersigned’s Warrants and the respective Ordinary Shares underlying the Undersigned’s Warrants (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any affiliate of the Undersigned or to any limited partner(s) of the Undersigned; (ii)  by gift to a member of the Undersigned’s immediate family or to a trust, the beneficiary of which is a member of the Undersigned’s immediate family, an affiliate of the Undersigned or to a charitable organization; (iii) in by virtue of the laws of descent and distribution upon death of the Undersigned; (iv) pursuant to a qualified domestic relations order; (v)  with respect to limited liability companies and partnerships to their respective members or partners, (vi) by certain pledges to secure obligations incurred in connection with purchases of our securities, or (vii) by private sales made at or prior to the consummation of our initial business combination at prices no greater than the price at which the shares were originally purchased;  provided , however , that, in the case of clauses (i) through (iv), these permitted transferees enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in paragraphs 7(a) and 7(b) herein, as the case may be.

    (d) Further, the Undersigned agrees that after the Lock-Up Period, as applicable, has elapsed, the Undersigned’s Shares and the Undersigned’s Warrants and the respective Ordinary Shares underlying such Warrants, shall only be transferable or saleable pursuant to a sale registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company, the Undersigned acknowledges that pursuant to that certain registration rights agreement to be entered into between the Company, the Undersigned’s and the Undersigned, the Undersigned may request that a registration statement relating to the Founder Shares, and the Sponsor Warrants and/or the shares of the Ordinary Shares underlying the Undersigned’s Warrants be filed with the Commission prior to the end of the Lock-Up Period, as the case may be; provided , however , that such registration statement does not become effective prior to the end of the Lock-Up Period, as applicable.

    (e) The Undersigned and the Company understands and agrees that the transfer restrictions set forth in this paragraph 7 shall supersede any and all transfer restrictions relating to (i) the Undersigned’s Shares set forth in that certain Securities Purchase Agreement, effective as of [__________], by and between the Company and the Undersigned, and (ii) the Undersigned’s Warrants set forth in that certain Undersigned’s Warrants Purchase Agreement, effective as of[________], by and between the Company and the Undersigned’s.

8. The Undersigned’s biographical information furnished to the Company is true and accurate in all respects and does not omit any material information with respect to the Undersigned’s background. The Undersigned’s questionnaires furnished to the Company is true and accurate in all respects. The Undersigned represents and warrants that:

    (a) the Undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

    (b) the Undersigned has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the Undersigned is not currently a defendant in any such criminal proceeding; and

    (c) the Undersigned has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. Except as disclosed in the Prospectus, neither the Founder, the Sponsor, any affiliate of the Founder or the Sponsor, nor any director or officer of the Company, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following:

    (a) repayment of a $200,000 loan made to the Company by the Founder, pursuant to a Promissory Note dated January 12, 2010;

    (b) payment of an aggregate of $10,000 per month to Chum Capital Group Limited, an affiliate of the Founder, for office space, secretarial and administrative services, pursuant to an Administrative Support Agreement, dated [_________], 2011;

    (c) reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, so long as no proceeds of the Offering held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination, except that the Company may, for purposes of funding its working capital requirements (including paying such expenses), receive from the Trust Account interest income (net of franchise and income taxes payable); and

    (d) repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment; provided, however, that the Company may, for purposes of funding its working capital requirements (including repaying such loans), receive from the Trust Account interest income (net of taxes payable on such interest)

10. The undersigned has full right and power, without violating any agreement to which he or it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, in the case of the Founder, to serve as chairman of the board of directors of the Company, and hereby consents to being named in the Prospectus as an officer and director of the Company.

11. As used herein, (i) “Business Combination” shall mean the acquisition by the Company, directly or indirectly, whether by merger, share capital exchange, asset or share acquisition, plan of arrangement, recapitalisation, reorganisation or other similar type of transaction, of an operating business, or control of such operating business through contractual arrangements, which is an operating business having its principal business and/or material operations in the People's Republic of China; (ii) “ Founder Shares ” shall mean the 1,725,000 Ordinary Shares of the Company acquired by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.013 per share, prior to the consummation of the Offering; (iii) “ Sponsor Warrants ” shall mean the Warrants to purchase up to 3,966,667 Ordinary Shares of the Company that are acquired by the Sponsor for an aggregate purchase price of $2.975 million, or approximately $0.75 per Warrant in a private placement that shall occur simultaneously with the consummation of the Offering; (iv) “ Public Stockholders ” shall mean the holders of securities issued in the Offering; (v) “ Trust Account ” shall mean the trust fund into which a portion of the net proceeds of the Offering shall be deposited; and (vi) “ Public Shares ” shall mean the ordinary shares which are being sold as part of the units in offering.

12. This Letter Agreement, and the exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each of the Founder and the Sponsor and each of their respective successors, heirs, personal representatives and assigns.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parities hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York County, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Lock-up Period or the Sponsor Lock-Up Period, whichever is longer, or (ii) the liquidation of the Company; provided , however , that this Letter Agreement shall earlier terminate in the event that the Offering is not consummated and closed by December 31, 2011, provided further  that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Underlined paragraphs 17 and 18 herein to apply only to Chum Capital Group Limited]

17. From the consummation of the Offering until the earlier of (i) the consummation of an Initial Business Combination and (ii) the Company’s liquidation (the “Right of First Refusal Period”), Chum Capital Group Limited shall first present for consideration to the Company any business combination opportunity involving the potential acquisition of a controlling interest in any entity where the value of such investment is in excess of $25 million or where there target of such business combination opportunity is an entity that is seeking to consummate a public offering. During the Right of First Refusal Period, Chum Capital Group Limited (a) will first offer, and will cause such companies or other entities under its management or control to first offer any such business combination opportunity to the Company and (b) will not, and will cause each company or other entity under its or control not to, pursue such business combination opportunity unless and until the independent directors of the Company’s board of directors have determined for any reason that the Company will not pursue such opportunity.

18. In the event of the liquidation of the Company, the undersigned agrees to advance the Company the funds necessary to complete the Company’s liquidation to the extent that the Company does not have sufficient funds to complete such liquidation outside of the Trust Account (up to a maximum of $15,000). The undersigned agrees not to seek repayment of such expenses from the Company or its shareholders.

[Signature page follows]

Sincerely,

[_________]

By:

Acknowledged and Agreed:

CHINA GROWTH EQUITY INVESTMENT LTD.

By: